Exhibit 10.1

January 19, 2017

Sandra Wallach

Dear Sandra:

I am pleased to invite you to join the leadership team of Identiv, Inc. (the “Company”), with an anticipated start date of February 15, 2017 (your actual start date hereinafter the “Effective Date”). This offer letter sets forth the terms and conditions of your prospective employment with the Company. Your job title will be Chief Financial Officer, and you will have duties and authority consistent with your position. You will report to the Chief Executive Officer and the Audit Committee of the Company’s Board of Directors (the “Board”). You agree that, during your service at the Company, you shall not engage in any other employment, consulting or other business which conflicts with or may reasonably be seen to interfere with the full performance of your duties to the Company without the prior written consent of the Board.

Compensation; Benefits

You will receive an initial base salary of $265,000 annualized, paid in accordance with the Company’s standard payroll procedures. Your compensation will be subject to periodic review and adjustment in accordance with Company practices.

All compensation will be subject to authorized payroll deductions and required tax withholdings. All compensation due hereunder is intended to be exempt from or compliant with Section 409A of the Internal Revenue Code, and all provisions hereof are to be interpreted and administered in a manner consistent with this intent. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. Any compensation paid pursuant to this letter agreement that is subject to recovery under any applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required.

The Company shall promptly reimburse you for the ordinary and necessary business expenses you incur in the performance of your duties, provided that such expenses are incurred and accounted for in accordance with the Company’s reimbursement policy. You will be eligible to participate in the employee benefit plans and paid vacation programs made available by the Company to its senior executives from time to time.

Incentive Equity Award

Subject to Board approval, you will be granted 90,000 restricted stock units (the “RSUs”) under the Company’s 2011 Incentive Compensation Plan (the “Plan”). Subject to your continued employment, the RSUs will vest over four years beginning on the Effective Date, with 25% of the RSUs vesting on the first anniversary of the Effective Date and the remaining RSUs vesting in equal quarterly installments for 12 quarters following the first anniversary of the Effective Date. The RSUs will be governed by the terms of the Plan and a forthcoming award agreement.

Termination of Employment

Your employment with the Company is “at-will.” This means that either you or the Company can terminate the employment relationship at any time and for any reason, with or without cause or prior notice.

Upon any termination of employment for any reason, you will be entitled to payment of all earned but unpaid base salary and unused paid vacation accrued as of the effective date of termination consistent with California law, as well as payment of any authorized but unreimbursed business expenses no later than thirty (30) days following the effective date of termination. You will also be entitled to continuation of any employee benefits as required by applicable law, including COBRA. Except as provided below, you will not be entitled to any additional termination compensation or benefits hereunder.

If the Company terminates your employment without Cause (as defined below) and you provide an Enforceable Release (as defined below), then you will be entitled to:

(i) three (3) months continued payment of your then-current base salary (subject to applicable deductions and required tax withholdings) in accordance with the Company’s standard payroll procedures, but with the first installment delayed to the first pay period after the Enforceable Release and such first installment to be inclusive of any amounts otherwise payable while the Enforceable Release is pending; and

(ii) Benefits Continuation (as defined below) for three (3) months beginning in the month after your last day of employment.

Termination of Employment- Defined Terms

For purposes of this letter agreement, “Benefits Continuation” is defined as Company reimbursement of the COBRA premiums for continuation of the Company group health plan coverage for yourself and your eligible dependents that was in effect as of the date of your termination; provided, however, that such reimbursement shall terminate if and to the extent you become eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company). Notwithstanding the foregoing, if reimbursement of COBRA premiums hereunder would violate the Patient Protection and Affordable Care Act of 2010, the parties agree to reform this as necessary to comply with said law and the regulations issued thereunder.

For purposes of this letter agreement, a termination of your employment will be for “Cause” if you are terminated for any one or more of the following events, as determined in good faith by the Board: (i) your commission of a criminal offence involving moral turpitude; (ii) your commission of any act of dishonesty either intended to injure the Company or otherwise having a material detrimental effect on the Company; (iii) in carrying out your duties hereunder (A) gross negligence, (B) willful misconduct or (C) failure to comply with a legal directive of the Board or your direct report that is not cured within thirty

(30) days after written notice of such breach; or (iv) your breach of any material provision of this letter agreement, any material Company policy or your Nondisclosure, Proprietary Information Agreement and Inventions Assignment.

For purposes of this letter agreement, an “Enforceable Release” is defined as an executed release of claims in a form satisfactory to the Company that is irrevocable within sixty (60) days after your termination of employment, or such shorter period as the Company may require.

Company Policies

In the performance of your duties, you shall comply with all applicable laws, rules and regulations as well as all Company rules, procedures, policies, requirements and directions. Like all Company employees, as a condition of your employment with the Company, you will be required to sign and to be bound by the terms of the Company’s Nondisclosure, Proprietary Information Agreement and Inventions Assignment, a copy of which is attached to this letter.

You understand and agree that by entering into this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies.

Integration; Modification; Severability; Disputes

This letter agreement, your Proprietary Information Agreement, the Indemnification Agreement to be entered into by the Company and you in your capacity as Chief Financial Officer, and any written Company plans and policies that are referenced in this letter agreement, as such plans and policies may be amended by the Company from time to time, set forth the terms of your employment with the Company on and after the Effective Date, and supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. No waiver, alteration, or modification, if any, of the provisions of this agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

This letter agreement will be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. This letter agreement shall be governed by California law as applied to contracts executed and to perform entirely in California. If any clause or provision of this letter agreement is found to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this letter agreement.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees in excess of those administrative fees you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Notwithstanding the provisions of this paragraph, any claims by either party arising under the Proprietary Information Agreement or involving trade secrets shall be resolved through the courts and not through the arbitration procedure described above.

This offer is contingent upon satisfactory results of the background checks you have authorized us to conduct, and upon proof of your eligibility for employment in the United States. This offer is only valid through February 15, 2017. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to me.